SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    Form 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): April 22, 2003



                        International DisplayWorks, Inc.
             (Exact name of registrant as specified in its charter)



             Delaware                     0-27002              94-3333649
             --------                     -------              ----------
   (State or other jurisdiction         (Commission         I.R.S. Employer
 of incorporation or organization)      File Number)      ( Identification No.)




                           599 Menlo Drive, Suite 200,
                            Rocklin, California 95765
                                 (916) 415-0864
                                 --------------
          (Address and telephone number of principal executive offices)


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Item 5.  Other Events and Regulation FD Disclosure

     On April 22, 2003, International DisplayWorks, Inc. (the "Company") entered into an agreement to supply approximately US$6.4 million of electronic modules to a new customer in Europe, with production and delivery schedules tentatively occurring between May 2003 and July 2004. The agreement includes certain penalty clauses related to late delivery by the Company, and additional restrictions and penalties on cancellation by either party. If the Company triggers the penalty provisions through termination, the payment obligations could have a material adverse effect on financial operations and results for the period in which it is terminated. Furthermore, if the Company cancels the agreement, it will be required to produce all products required by the customer for the next seventeen
(17) weeks following cancellation at the agreed sales price, regardless of the actual production cost. Should the actual cost of production exceed the sales price, this could result in a material loss for the period. At the execution of the agreement, the termination fee would be approximately US$213,000. The Company does not anticipate any problems with the current order fulfillment, but no assurances can be made with respect to future events, including labor shortages, which may affect the Company's performance under the agreement.

     A copy of the Manufacturing Agreement is attached as Exhibit 10, and should be read in its entirety, the terms and conditions of which are incorporated herein.

     The projected sales revenues under the terms of the agreement would be equal to approximately 30% of the Company's current annual sales. The products to be produced under the agreement are similar to existing products produced by the Company for other customers, and will not require any additional capital expenditures. However, there are no assurances that the agreement will translate into an increase in sales for the fiscal year, and the Company is not making any projections. The Company does not routinely enter into similar contracts with all of its current customers, and orders for those customers continue to be filled on an invoiced and purchase order basis. No assurances can be made with respect to the Company's ability to meet current manufacturing demands, based on prior purchase orders, in conjunction with the new agreement sales production requirements. A copy of the Press Release is attached as Exhibit 99.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(c)      Exhibits

         Exhibit Number    Description
         --------------    -----------

         10                Manufacturing Agreement
         99                Press Release Announcing Significant New Customer
                           Agreement

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       International DisplayWorks, Inc.,
                                       a Delaware Corporation




Dated:  April 23, 2003                 /S/ STEPHEN C. KIRCHER
                                       --------------------------------
                                       Stephen C. Kircher,
                                       Chief Executive Officer
                                       (Principal Executive Officer)